Exhibit 99.1

NATURE’S SUNSHINE PRODUCTS REPORTS

SECOND QUARTER OPERATING RESULTS

PROVO, Utah, July 29, 2003 – Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported operating results for the quarter and six months ended June 30, 2003.

Sales revenue for the quarter ended June 30, 2003 totaled $73.2 million, compared to $77.9 million for the same period of the prior year, a decline of 6.0 percent.  For the quarter ended June 30, 2003, domestic sales revenue declined 2.0 percent and international sales revenue declined 12.0 percent.  Operating income for the quarter ended June 30, 2003, declined 29.5 percent, to $2.7 million, compared with $3.9 million for the same period of the prior year.  Net income for the quarter totaled $1.1 million, or $0.08 per share on a diluted basis, and reflects the other-than-temporary impairment of an equity investment in the after-tax amount of $1.2 million.  Without this impairment, net income per share would have equaled $0.17 per share on a diluted basis.  In the same period in 2002, net income totaled $3.0 million, or $0.18 per share on a diluted basis.

For the first half of 2003, sales revenue declined 5.5 percent, to $145.4 million, compared to $153.8 million for the same period of the prior year.  Domestic sales revenue for the first six months of 2003 was equal to the comparable period of 2002, while international sales revenue declined 12.9 percent.  For the first half of 2003, operating income declined 12.6 percent, to $4.9 million, from $5.7 million in 2002.  Net income for the first half of 2003, totaled $2.7 million, or $0.19 per share on a diluted basis, compared with $2.1 million, or $0.13 per share, for the same period of 2002, an increase of $0.6 million.

Results from our international operations for the quarter ended June 30, 2003 included strong sales revenues gains in Ecuador, El Salvador, Israel and the Russian Federation.  Japan also posted higher sales revenue.   However, these were more than offset by reduced sales revenue in Brazil, Colombia, Costa Rica, Korea and Venezuela.

Nature’s Sunshine worldwide distributors at June 30, 2003 totaled approximately 525,000, compared to approximately 509,000 at December 31, 2002.   The number of worldwide managers at June 30, 2003 was approximately 15,200, compared with 14,000 at December 31, 2002.

Our liquidity position remains strong.  Working capital at June 30, 2003 totaled $28.8 million, and cash and cash equivalents totaled $25.1 million.  In accordance with a previously announced Board-authorized repurchase program, the Company has repurchased approximately 1,326,000 common shares during the first six months of 2003 at an average purchase price of $8.89 per share.

 “The business environment in our sector, both domestically and internationally, is challenging.  However, the Company’s core strengths continue to be maintained,” said Daniel P. Howells, President and Chief Executive Officer.  “The upturn last quarter in Japan and continued strength in several international markets is encouraging, and we are focused on improving our business in other countries as well as identifying new market opportunities.”

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins and other complementary products. In addition to the U.S., the Company has operations in South Korea, Brazil, Mexico, Venezuela, Japan, Canada, Colombia, the United Kingdom, Peru, Central America, Ecuador, Israel and Singapore.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, Malaysia, New Zealand, Norway and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

	Craig D. Huff	Steven S. Anreder
	Chief Financial Officer	Anreder Hirschhorn & Co.
	Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
	Provo, Utah 84605-9005	New York, NY 10016
	(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.

NATURE’S SUNSHINE PRODUCTS, INC.

SELECTED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

	QUARTER ENDED JUNE 30
	(Unaudited)
	2003	2002

Sales revenue	$73,211	$77,920

Cost of goods sold	12,912	13,704
Volume incentives	32,422	34,430
Selling, general and administrative	25,145	25,912
	70,479	74,046
Operating income	2,732	3,874
Other income (loss)	(1,228)	1,434
Income before income taxes	1,504	5,308
Provision for income taxes	379	2,289
Net income	$1,125	$3,019
Basic net income per common share	$0.08	$0.19
Basic weighted average common shares	13,895	16,088
Diluted net income per common share	$0.08	$0.18
Diluted weighted average common shares	14,143	16,701

	SIX MONTHS ENDED JUNE 30
	(Unaudited)
	2003	2002

Sales revenue	$145,352	$153,780

Cost of goods sold	25,926	27,319
Volume incentives	64,522	67,805
Selling, general and administrative	49,957	52,999
	140,405	148,123
Operating income	4,947	5,657
Other loss	(935)	(838)
Income before income taxes	4,012	4,819
Provision for income taxes	1,283	2,688
Net income	$2,729	$2,131
Basic net income per common share	$0.19	$0.13
Basic weighted average common shares	14,393	16,175
Diluted net income per common share	$0.19	$0.13
Diluted weighted average common shares	14,615	16,902

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$25,126	$26,175
Other current assets	47,553	43,053
Total current assets	72,679	69,228
Property, plant and equipment	34,090	34,621
Other assets	14,703	18,073
Total	$121,472	$121,922

Current liabilities	$43,965	$35,123
Other liabilities	3,752	2,899
Shareholders’ equity	73,755	83,900
Total	$121,472	$121,922